Exhibit 99.1

MDRNA, Inc. Receives Delisting Notice from NASDAQ and Requests Hearing

BOTHELL, Wash., March 6, 2009 – MDRNA, Inc. (Nasdaq: MRNA) announced today that it received a NASDAQ Staff Determination on March 4, 2009 indicating that the Company has not regained compliance with Marketplace Rule 4450(a)(3) within the extension period granted to the Company through March 3, 2009. Marketplace Rule 4450(a)(3) requires a minimum $10.0 million in stockholders’ equity for continued listing on The NASDAQ Global Market. In response to the March 4th letter, MDRNA requested an oral hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination and believes it will be able to show compliance with the requirement at the time of the hearing.

“We remain confident that our strategy and plan to rebuild shareholder value and regain compliance are sound and we are committed to remaining on the NASDAQ Global Market,” stated J. Michael French, President and CEO. “We will continue to advance our technologies, enhance our intellectual property, and establish additional pharmaceutical collaborations that will further validate our scientific approach to siRNA therapeutics and provide the financial resources necessary for success.”

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health by combining novel RNAi-based compounds and proprietary peptide- and liposomal-based drug delivery technologies to provide superior therapeutic options. Our multi-disciplinary portfolio of capabilities includes molecular biology, cellular biology, formulation expertise, peptide and alkylated amino acid chemistry, pharmacology, toxicology and bioinformatics. We are applying this expertise to a single, integrated drug discovery platform that will be the engine for our clinical pipeline and a versatile platform for establishing broad therapeutic partnerships. We are also building on new technologies, such as UsiRNAs that incorporate the non-nucleotide moiety Unlocked Nucleobase Analog (UNA) within the siRNA molecule, that we expect to lead to safer and more effective RNAi-based therapeutics. By combining broad expertise in siRNA science with proven delivery platforms and a strong and growing IP position, MDRNA is well positioned as a leading RNAi therapeutics company and value-added collaborator for our research partners. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statement

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA to obtain additional funding; (ii) the ability of MDRNA to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

Matthew D. Haines

Senior Director, Investor Relations and Corporate Communications

(212) 209-3874

mhaines@mdrnainc.com

McKinney|Chicago (Media)

Alan Zachary, (312) 944-6784 x 316 or

(708) 707-6834

azachary@mckinneychicago.com